BlackRock Basic Value Fund, Inc. (the "Registrant")

77I:
Terms of new or amended securities
Effective February 3, 2015, the Fund began offering a new share class designated as Class K Shares. Reference is made to Registrant's Prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission on Post-Effective Amendment No. 51 to the Registrant's Registration Statement on Form N-1A filed on February 3, 2015. A copy of the Registrant's Articles Supplementary is attached under sub-item 77Q1(a) and a copy of the Registrant's Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act is attached under sub-item 77Q1(d).

14966724.2

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